Exhibit 99

Contact: William F. Burke Douglas E. Moisan (978) 681-7500

E-Mail Address: investorinfo@firstessex.com

First Essex Bancorp, Inc. Announces 6% Increase in Earnings

Andover, MA April 16, 2003 – (NASDAQ: FESX) First Essex Bancorp, Inc. today reported net income for the quarter ended March 31, 2003 increased 6% to $5.0 million as compared to $4.7 million for the same period in 2002.  Diluted earnings per share for the quarter ended March 31, 2003 was up 5% to $0.63 compared to $0.60 for the same period of 2002.

Leonard A. Wilson, First Essex’s Chairman and Chief Executive Officer, stated, "We continue to grow earnings in the face of a slow economy and an extraordinarily low interest rate environment. As predicted in our year-end 2002 commentary, we have seen continued pressure on net interest margin in 2003, which at 3.75% for the quarter was virtually unchanged from 3.73% for the last quarter of 2002 and down from 3.99% for the first quarter of 2002.   This decline in net interest margin experienced over the last year is the result of the continued escalation of pricing pressures on quality loans while funding costs in some cases have hit floors. Our focus remains on the growth of quality assets and increasing the long-term value of the company.  Total loans are up 9% over the year ago period and 3% since year end."

Mr. Wilson continued, "As always, and most especially in this economy, credit quality is of paramount importance. At $5.2 million, non-performing assets were only ..29% of total assets at quarter-end as compared to $4.3 million or .24% of total assets at December 31, 2002, while total delinquencies as a percent of total loans remained low, consistent with prior periods, at 1% of total loans."

Totals loans increased 3% or $35.3 million to $1,164 million at March 31, 2003 from $1,129 million at December 31, 2002 and 9% or $98.9 million from $1,065 million at March 31, 2003. Total deposits decreased $11.1 million or 1% to $1,370 million at March 31, 2003 from $1,381 million at December 31, 2002, but increased by $73 million or 6% from $1,297 million at March 31, 2002. Time deposits decreased $22.4 million or 4% during the quarter while savings and transaction accounts increased $11.4 million or 1% during the same period.

Non-performing assets totaled $5.2 million or .29% of total assets at March 31, 2003 as compared to $4.3 million or .24% of total assets at December 31, 2002 and $4.5 million or .27% of total assets at March 31, 2002. Net charge-offs were $1.9 million for the quarter as compared to $947 thousand for the same period last year. The provision for loan losses was $1.9 million for the quarter compared to $1.8 million for the comparable prior year period. At March 31, 2003 the reserve for loan losses was $14.5 million or 1.24% of total loans compared to $14.5 million or 1.27% of total loans at December 31, 2002 and $13.6 million or 1.27% at March 31, 2002.

Net interest income increased 1% or $172 thousand to $15.4 million for the three months ended March 31, 2003 versus $15.3 million for the same period of 2002. Net interest margin was 3.75% for the three months ended March 31, 2003 as compared to 3.99% for the comparable period of 2002.

Non-interest income increased $316 thousand or 13% to $2.8 million for the three months ended March 31, 2003. This increase is primarily attributable to increases in gains recognized on sales of mortgage loans, deposit fees and additional income recognized on bank-owned life insurance purchased during the first quarter of 2002. Non-interest expenses remained flat at $8.5 million for both the three months ended March 31, 2003 and 2002.

First Essex Bancorp’s Annual Meeting of Stockholders will be held on Thursday, May 1, 2003 at 10:00 a.m. at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts.

First Essex Bancorp, Inc. is the holding company for First Essex Bank, Lawrence, Massachusetts.  First Essex Bank has eleven full-service banking offices in northern Massachusetts and nine in southern New Hampshire.  At March 31, 2003, the Company had total assets of $1.8 billion and deposits of $1.4 billion.  Deposits at First Essex Bank are insured up to the applicable limits by the FDIC, and all deposits in excess of the FDIC limits are insured in full by the additional coverage provided by the Depositors Insurance Fund.  Customers and investors can access First Essex Bancorp, Inc. products, special offers and financial information, as well as communicate via e-mail through the Internet using our site address of http://www.firstessex.com.

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

First Essex Bancorp, Inc.

Consolidated Financial Highlights

	March 31, 2003	December 31, 2002
	(Dollars in thousands, except per share amounts)

Total Assets	$1,755,214	$1,775,930
Loans, net	1,149,536	1,114,258
Investments	416,022	346,386
Deposits	1,369,567	1,380,637
Borrowed Funds	195,045	207,408
Stockholders’ Equity	144,525	143,926
Book Value Per Share	18.73	18.79
Capital to Assets Ratio	8.23%	8.10%

	For the Three Months Ended March 31,
	2003	2002
	(Dollars in thousands)

Interest and dividend income	$24,580	$26,504
Interest expense	9,142	11,238
Net interest income	15,438	15,266
Provision for loan losses	1,938	1,812
Net interest income after provision for loan losses	13,500	13,454
Noninterest income:
Gain on sales of loans	478	410
Loan fees	288	266
Other income	2,051	1,825
Total noninterest income	2,817	2,501
Noninterest expenses:
Salaries and employee benefits	4,617	4,532
Occupancy and equipment	1,293	1,229
Professional services	275	318
Information processing	748	744
Expenses, gains and losses on, and write downs of foreclosed assets	157	87
Amortization of intangible assets	339	362
Other	1,103	1,244
Total noninterest expenses	8,532	8,516
Income before provision for income taxes	7,785	7,439
Provision for income taxes	2,775	2,705
Net income	$5,010	$4,734

	For the Three Months Ended March 31,
	2003	2002
	(Dollars in thousands, except per share amounts)

Earnings per share - basic	$.65	$.62
Earnings per share - diluted	$.63	$.60
Dividends declared per share	$.24	$.22
Weighted average shares outstanding - basic	7,700,180	7,569,766
Weighted average shares outstanding - diluted	8,013,375	7,880,293

Return on average assets	1.14%	1.18%
Return on average equity	13.65%	14.80%